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FOUNDED 1866

[Date]

The Royce Fund
745 Fifth Avenue
New York, New York 10151

Re:	Reorganization of Royce International Premier Fund and Royce Global Value Fund

Ladies and Gentlemen:

You have requested our opinion on certain Federal income tax consequences of (i) the acquisition by Royce International Premier Fund (the “Acquiring Fund”), a series of The Royce Fund, an open-end registered management investment company organized as a Delaware statutory trust (the “Trust”), of substantially all of the assets of Royce Global Value Fund (the “Target Fund”), also a series of the Trust, and the assumption by the Acquiring Fund of certain liabilities of the Target Fund (the “Assumed Liabilities”), and (ii) the simultaneous distribution of newly-issued Investment Class shares of the Acquiring Fund (the “Acquiring Fund Shares”) to shareholders of the Target Fund (the steps in (i) and (ii) together, the “Reorganization”). After the Reorganization, the Target Fund will cease to operate, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Delaware law.

This opinion letter is furnished pursuant to Section 8(e) of the Plan of Reorganization of the Trust, dated as of [•], on behalf of the Acquiring Fund and the Target Fund (the “Plan”), as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the Proxy Statement and Prospectus, dated [•], contained in the Registration Statement on Form N-14 (File No. 333-[•]) of The Royce Fund, as amended and supplemented to date (the “N-14 Registration Statement”), and (c) certain representations concerning the Reorganization made by the Trust on behalf of the Acquiring Fund and the Target Fund in a letter dated [•] (the “Representations”).

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

The Royce Fund
[Date]

Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, and subject to the conditions and limitations set forth herein, it is our opinion that:

1.      The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund and the assumption by the Acquiring Fund of the Assumed Liabilities, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code.

2.      In accordance with section 361(a) of the Code, the Target Fund will not recognize any gain or loss either on the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities or on the simultaneous distribution of the Acquiring Fund Shares to shareholders of the Target Fund.

3.      Under section 1032 of the Code, the Acquiring Fund will not recognize gain or loss as a result of the acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund in the Reorganization.

4.      In accordance with section 354(a)(1) of the Code, shareholders of the Target Fund will recognize no gain or loss on the exchange of their shares of beneficial interest of Target Fund solely for Acquiring Fund Shares.

5.      Under section 362(b) of the Code, the basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets to the Target Fund immediately before the Reorganization.

6.      Under section 358 of the Code, the aggregate basis of the Acquiring Fund Shares, including fractional shares, received by each shareholder of the Target Fund will be the same as the aggregate basis of the shares of beneficial interest of Target Fund exchanged pursuant to the Reorganization.

7.      Under section 1223 of the Code, the holding period of the Acquiring Fund Shares, including fractional shares, received in the Reorganization will include the holding period of the shares of beneficial interest of Target Fund exchanged pursuant to the Reorganization, provided that such shares of beneficial interest of Target Fund were held as a capital asset on the date of the Reorganization.

The Royce Fund
[Date]

8.      Under section 1223 of the Code, the holding period of the assets acquired by the Acquiring Fund from the Target Fund will include the period during which such assets were held by the Target Fund.

9.      Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, the Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the tax year of the Target Fund will end on the date of the Reorganization.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the IRS and such other authorities as we have considered relevant. It should be noted that such statutes, regulations, judicial authorities, administrative interpretations and other authorities are subject to change. Any such changes may be retroactive and could have an effect on the conclusions stated herein.

Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate. Our opinion does not address any gain or loss that may be recognized or any related adjustment to tax basis as a result of the closing of the taxable year of the Target Fund, or any gain or loss that may be recognized or any related adjustment to tax basis on account of the transfer of particular assets of the Target Fund that are subject to special gain recognition rules under the Code.

We are furnishing this opinion letter to the Trust, solely for the benefit of the Trust, the Board of Trustees of the Trust, and the shareholders of the Target Fund in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,